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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 1999, except as to note 14 which is as of January 7, 2000 and except as to the pooling of interests with Cygnus Solutions which is as of January 7, 2000, relating to the financial statements of Red Hat, Inc. appearing in Red Hat, Inc.'s Registration Statement on Form S-1 (File No. 333-94775). We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 16, 1999 relating to the financial statements of Hell's Kitchen Systems, Inc. appearing in Red Hat, Inc.'s Registration Statement on Form S-1 (File No. 333-94775).

                                                  /s/ PricewaterhouseCoopers LLP


Durham, North Carolina
February 3, 2000